Exhibit 28 (j)(20) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Money Market Obligations Trust:

We consent to the use of our report dated September 23, 2013, with respect to the financial statements and financial highlights of Federated Prime Management Obligations Fund, a portfolio of Money Market Obligations Trust, as of July 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the prospectus filed in form N-1A.

/s/ KPMG LLP

Boston, Massachusetts

September 23, 2014